SUPPLEMENT NO. 1 DATED APRIL 5, 2024 TO PROSPECTUS SUPPLEMENT DATED DECEMBER 22, 2021	Filed pursuant to Rule 424(b)(5)
(to Prospectus dated November 29, 2021)	Registration No. 333-261095

BIODESIX, INC.

Common Stock

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated December 22, 2021 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated November 29, 2021. This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On November 15, 2021, we entered into a Sales Agreement, dated November 15, 2021 (the “Sales Agreement”), with Cowen and Company, LLC (“TD Cowen”) relating to shares of our common stock offered by the Prospectus Supplement dated December 22, 2021. In accordance with the terms of the Sales Agreement, we could offer and sell shares of our common stock having an aggregate offering price of up to $50,00,000 from time to time through TD Cowen pursuant to at-the-market transactions (“ATM”). As of the date of this Supplement, we have sold an aggregate of 6,403,703 shares of our common stock pursuant to the Sales Agreement for aggregate gross proceeds of $21,772,134.37.

The purpose of this Supplement is to reduce the size of the continuous offering by us under the Prospectus Supplement to up to $100,000 of shares, effective on April 5, 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 to the Prospectus Supplement is April 5, 2024.